THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND IS A "RESTRICTED SECURITY" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT.  THE NOTE MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

PROMISSORY NOTE

$100,000.00	November 18, 2010

For value received, the undersigned MUSCLEPHARM CORPORATION (the “Obligor”)  promises  to pay to the order of Bradley Pyatt ("Payee"), in lawful money of the United States at the address of Payee set forth below, the principal sum of One Hundred Thousand Dollars ($100,000.00) together with interest at the rate of eight percent (8%), such principal and interest to be payable on December 18, 2010.

If a payment on this Note shall become due on a Saturday, Sunday or public holiday under the laws of the State of Colorado, such payment shall be made on the next succeeding business day.

Immediately upon the occurrence of an "Event of Default" (as defined below), Payee may, at his option, declare immediately due and payable the entire unpaid principal amount of this Note, plus any other amounts payable at the time of such declaration pursuant to this Note.  An Event of Default shall be defined as each of the following: (i) failure of Obligor to make any payment of interest or principal within ten (10) days after the due date; (ii) Obligor shall admit in writing its inability to pay its debts as they become due, shall make a general assignment for the benefit of creditors or shall file any petition for action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors; (iii) an involuntary petition shall be filed against Obligor under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws of for the relief of, or relating to, debtors unless such petition shall be dismissed or vacated within thirty (30) days of the date thereof; or (iv) Obligor fails to comply with any term, obligation, covenant or condition of the Security Agreement of the same date between the parties to this Note, within 10 days after receipt of written notice from the Payee demanding such compliance.

Obligor hereby waives diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayment of this Note and expressly agrees that this Note, or any payment hereunder, may be extended from time to time, all without in any way affecting the liability of Obligor.

If Payee should institute collection efforts, of any nature whatsoever, to attempt to collect  any and all amounts due hereunder upon the default of Obligor, Obligor shall be liable to pay to holder immediately and without demand all reasonable costs and expenses of collection incurred by Payee, including, without limitation, reasonable attorney fees, whether or not suit or other action or proceeding be instituted and specifically including but not limited to collection efforts that may be made through a bankruptcy court.

Any notice or other communication, except for payment hereunder, required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery if personally delivered or one day after deposit if deposited in the United States mail for mailing by certified mail, postage prepaid, and addressed as follows:

If to Obligor:
MUSCLE CORPORATION
4721 Ironton Street
Denver, Colorado 80239
(800) 210-7369

If to Payee:
Bradley Pyatt

Any payment shall be deemed made upon receipt by Payee.  Payee or Obligor may change their address for purposes of this paragraph by giving to the other party notice in conformance with this paragraph of such new address.

This Note may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Note shall be construed in accordance with the laws of the State of Colorado.

IN WITNESS WHEREOF, the parties hereto have executed this Note as of the day and year first above written.

"OBLIGOR"
MUSCLEPHARM CORPORATION

By:  /s/ Cory Gregory

Cory Gregory, President

ACKNOWLEDGED AND AGREED TO:

"PAYEE"

By:  /s/ Bradley Pyatt

Bradley Pyatt